Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-11 of United Development Funding IV for the registration of 30,000,000 common shares of beneficial interest and to the incorporation by reference therein of our report dated March 30, 2012, with respect to the consolidated financial statements of United Development Funding IV as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009, included in United Development Funding IV’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2012.

/s/ Whitley Penn LLP

Dallas, Texas

October 19, 2012